Exhibit 99.1

Milacron Completes Sale of Valenite
To Sandvik for $175 Million Cash

CINCINNATI, Ohio - August 9, 2002…Milacron Inc. (NYSE: MZ) said today that it has completed the sale of Valenite, its North American metalcutting insert tool business, to Sandvik, a global producer of metalcutting tools headquartered in Sweden, for $175 million in cash, subject to post-closing adjustments.

As previously reported, Milacron expects to record an after-tax gain on the sale of $27 million to $30 million, or $0.80 to $0.90 per share, in the third quarter. Net cash proceeds, after taxes, transaction fees and related expenses, are approximately $150 million, the bulk of which will be used to pay down bank debt.

Valenite, a manufacturer of carbide insert tools, steel tool holders and carbide die and wear parts, employs about 1,300 people, with major facilities in Michigan, Texas and South Carolina, as well as operations in Japan. In 2001, a down year, the unit had sales of just under $200 million and operating earnings before interest and taxes of about $3 million, excluding restructuring charges.

The sale of Valenite is one of two major steps Milacron is taking in support of its recently announced shift in strategic focus. On May 6, the company announced an agreement to sell its Widia and Werkö metalcutting tool businesses in Europe and India to Kennametal (NYSE: KMT) for €188 million. That transaction is now expected to close in a few weeks.

"These actions support Milacron's strategic focus on plastics processing technologies and industrial fluids," said Ronald D. Brown, chairman, president and chief executive officer. "They also strengthen our balance sheet and significantly improve our financial flexibility."

Credit Suisse First Boston advised Milacron on both transactions.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids with major manufacturing facilities in North America, Europe and Asia. For further information, visit the company's web site (www.milacron.com) or call the toll-free investor hot line: 800-909-MILA (800-909-6452).

Sandvik is a high-technology engineering group with advanced products and world-leading positions in selected areas: tools for metalworking, machinery and tools for rock excavation, stainless steel, special alloys and resistance heating materials and process systems. The Group has 36,000 employees, with annual sales of approximately SEK 50,000 M, or about US $5 billion.